EXHIBIT 5.1

October 15, 2003

Equinix, Inc.

301 Velocity Way

Foster City, CA 94404

Re: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 filed by Equinix, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on October 15, 2003 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to $150,000,000 in aggregate offering price of the Company’s Common Stock (the “Shares”). As your counsel in connection with this transaction, we have examined the proceedings taken by you in connection with the sale of the Shares.

It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

Very truly yours,

/s/	Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP